CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
(After Issuance of Stock)

                                 Chancellor Group, Inc.
      (Name of Corporation)

We the undersigned	Shane X G Rodgers
President or Vice President

Shane X G Rogers	of	Chancellor Group, Inc.
Secretary or Assistant Secretary		Name of Entity

do hereby certify

That the Board of Directors of said corporation at a meeting duly convened, held on the day of 23 July 1998, adopted a resolution to amend the original articles as follows:

Article IV is hereby amended to read as follows:

The aggregate number of shares of common stock which the Corporation shall have authority to issue is 250,000,000 shares, having a par value of $0.001 (one mill) per share.  The stock shall be designated class “A” voting common stock and shall have the same rights and preferences.  The total common stock capitalization shall be $250,000.

The Corporation shall further have authority to issue up to 250,000 shares of preferred stock.  The preferred stock may be divided into classes with differing rights, dividend rates and preferences and privileges and prices as determined by the Board of Directors.  The common and preferred stock shall be non-assessable.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 18,865 mm; that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/ Shane X G Rodgers
President or Vice President

/s/ Shane X G Rodgers
Secretary or Assistant Secretary

State of Melbourne                            )
    ss
County of                                          )

On 9/9/99 Shane X. G. Rodgers, personally appeared before me, a Notary Public, _______________________________________________________, who acknowledged that they execute the above instrument.

/s/ Mandy Gordon
Signature of Notary